EXHIBIT 10.1

INTELLECTUAL PROPERTY PURCHASE AND STOCK REPURCHASE AGREEMENT

This Intellectual Property Purchase and Stock Repurchase Agreement (this “Agreement”) is made and entered into this 9th day of February, 2018 (the "Effective Date"), by and among Stony Hill Corp., a Nevada corporation (the “Company”), Damian Marley (“Marley”), and Daniel Dalton (“Dalton”). The Company, Marley and Dalton are sometimes collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Marley was appointed a director of the Company on October 3, 2016, served as President and Chief Executive Officer of the Company from October 3, 2016, until February 10, 2017, and is the holder of 3,150,000 shares of common stock of the Company, represented by Company stock certificate number 78 (the “Marley Shares”).

WHEREAS, Dalton was appointed Treasurer on October 3, 2016, and is the holder of 2,250,000 shares of common stock of the Company, represented by Company stock certificate number 79 (the “Dalton Shares”).

WHEREAS, Company has acknowledged that it has no right, title, or interest in any to the Marley name, image, likeness or publicity rights ("Publicity Rights") and Marley desires that the Company transfer any rights it may have in and to the trademark STONY HILL as filed by the Company and certain related marks and tradenames and that the Company repurchase the Marley Shares, in exchange for Marley’s resignation, the mutual release between Marley and the Company and the Company’s indemnification of Marley set forth below.

WHEREAS, Dalton desires that the Company repurchase the Dalton Shares, in exchange for Dalton’s resignation, the mutual release between Dalton and the Company and the Company’s indemnification of Dalton set forth below.

AGREEMENT

In consideration of the foregoing recitals and for other good and valuable consideration, the parties hereby agree as follows:

1. Definitions: For purposes of this Agreement, the following terms have the meanings specified or referred to, as follows:

“IP Assets” shall have the meaning set forth in the Intellectual Property Assignment Agreement attached as Schedule A hereto.

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“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Publicity Rights” shall not include any use of Marely’s name as required by law, including but not limited to the Company making disclosures using Marley’s name in its reports and other filings with the United States Securities and Exchange Commission and to regulators.

2. Purchase and Sale IP Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date of this Agreement, the Company shall, in consideration of the mutual release set forth in Section 5 and Marley’s sale, transfer and assignment to the Company of the Marley Shares, free and clear of any Encumbrance, pay to Marley $50,000 and pursuant to the Intellectual Property Assignment Agreement attached hereto as Schedule A and transfer to Marley all of the Company’s right, title, and interest in and to the IP Assets free and clear of any Encumbrance.

3. Purchase of Dalton Shares: Upon the terms and subject to the conditions set forth in this Agreement, the Company shall, in consideration of the mutual release set forth in Section 5 and Dalton’s sale, transfer and assignment to the Company of all of Dalton’s right, title, and interest in and to the Dalton Shares, free and clear of any Encumbrance, pay to Dalton $50,000.

4. Resignations; Termination of Agreements.

a.	Marley resigns as a director of, and from all other offices and positions in, the Company as of the Effective Date. Except for this Agreement Marley and Company agree that any agreement, arrangement or understanding Marley and Company had with each other is terminated.

b.	Dalton resigns as Treasurer and from all other offices and positions in the Company as of the Effective Date. Except for this Agreement, Dalton and Company agree that any agreement, arrangement or understanding Dalton and Company had with each other is terminated.

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5. Mutual Release and Indemnification

a.	The Company (including its officers, directors, employees, investors, attorneys, agents and representatives), along with each of their respective successors, assigns and related entities and persons (collectively, the “Company Releasors”), hereby irrevocably and unconditionally waives, releases and forever discharges each of Marley and Dalton, and each of their respective present, former and future (as to each of the following) affiliates, employees, partners, partnerships, agents, attorneys, advisors, auditors, accountants, insurers, financers, fiduciaries, consultants, representatives, predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns, to and from any and all claims, grievances, actions, causes of action, rights, demands, damages, liabilities, obligations, promises, controversies, accountings and expenses of whatsoever nature and kind, whether known or unknown, which the Company Releasors now own or hold, or at any time heretofore owned or held, by reason of any act, matter, cause or thing from the beginning of time to the present. Subject to any limitations provided by California state or federal law, Company shall indemnify Marley and Dalton if either is made a party to or threatened to be made a party to, or otherwise involved in, any proceeding brought by Company shareholders, agents, or third parties, including but not limited to individuals who consume product distributed by Company at any time, by reason of the fact that Marley or Dalton were officers or directors of Company. This indemnification shall apply to and against all expenses, attorney fees, costs, judgments, fines, settlements and other amounts actually and reasonably incurred by Marley and Dalton in connection with the defense or settlement of the proceeding.

b.	Marley, on behalf of himself and each of his respective successors, assigns, heirs, estates, executors, trusts, trustees, administrators, attorneys, agents, representatives, accountants, insurers, fiduciaries, and consultants (collectively, the “Marley Releasors”), hereby irrevocably and unconditionally waives, releases and forever discharges the Company, and each of the Company’s respective present, former and future (as to each of the following) affiliates, employees, partners, partnerships, agents, attorneys, advisors, auditors, accountants, insurers, financers, fiduciaries, consultants, representatives, predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns, to and from any and all claims, grievances, actions, causes of action, rights, demands, damages, liabilities, obligations, promises, controversies, accountings and expenses of whatsoever nature and kind, whether known or unknown, which the Marley Releasors now own or hold, or at any time heretofore owned or held, by reason of any act, matter, cause or thing from the beginning of time to the present, except for Marley’s rights to indemnification pursuant to Section 5(a) above.

c.	Dalton, on behalf of himself and each of his respective successors, assigns, heirs, estates, executors, trusts, trustees, administrators, attorneys, agents, representatives, accountants, insurers, fiduciaries, and consultants (collectively, the “Dalton Releasors”), hereby irrevocably and unconditionally waives, releases and forever discharges the Company, and each of the Company’s respective present, former and future (as to each of the following) affiliates, employees, partners, partnerships, agents, attorneys, advisors, auditors, accountants, insurers, financers, fiduciaries, consultants, representatives, predecessors, estates, heirs, executors, trusts, trustees, administrators, successors and assigns, to and from any and all claims, grievances, actions, causes of action, rights, demands, damages, liabilities, obligations, promises, controversies, accountings and expenses of whatsoever nature and kind, whether known or unknown, which the Dalton Releasors now own or hold, or at any time heretofore owned or held, by reason of any act, matter, cause or thing from the beginning of time to the present, except for Dalton’s rights to indemnification pursuant to Section 5(a) above.

d.	In addition, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR;

and any and all provisions, rights, and benefits of any similar, comparable, or equivalent state, federal, or other law, rule, or regulation or the common law or equity. The Parties fully understand that the facts upon which this Agreement is executed may hereafter be other than or different from the facts the Parties and their counsel now believe to be true and expressly accept and assume the risk of such possible difference in facts and agree that this Agreement shall remain effective notwithstanding any such difference in facts. The Parties acknowledge and agree that this waiver is an essential and material term of this release and the settlement that underlies it and that without such waiver the terms of this Agreement would not have been accepted.

6. Non-Disparagement. The Parties agree that each shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments or statements concerning any other party or such party’s businesses, or any of such party’s employees, officers or directors, and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. This Section does not, in any way, restrict or impede a party from exercising protected rights, including under the National Labor Relations Act or the federal securities laws, including the Dodd-Frank Act, to the extent such rights cannot be waived by agreement or from complying with applicable law or regulation or valid order of court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

7. Representations and Warranties of the Company. The Company hereby represents to Marley and/or Dalton, as the case may be, and warrants as follows:

7.1 Authority. The Company has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

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7.2 Title and Contest. The Company has good and marketable title to the IP Assets. The IP Assets are free and clear of all Encumbrances. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of the IP Assets and the Company has not received notice of (and the Company is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the IP Assets. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the IP Assets and any preexisting contracts, agreements, options or commitments with Company in connection with the IP Assets have been terminated in their entirety. The IP Assets listed in the Intellectual Property Assignment Agreement in Schedule A represent all IP Assets owned or used by the Company in connection with the Stony Hill trademark. Schedule 2 includes (i) all usernames and passwords granting unlimited and unrestricted access relating to the management, custody and control of the domain names listed on Schedule 2 or the like hosted or otherwise made available through GoDaddy or any other domain or hosting service provider account in the Company’s custody and control; and (ii) all usernames and passwords associated with the management, custody and control of the social media accounts listed on Schedule 2. Notwithstanding the foregoing, to avoid confusion, Marley and Dalton agree not to use the domain, www.stonyhillcorp.com,. Company warrants and represents that www.stonyhillcorp.com will not be used in breach of this Agreement and will be made nonoperational as of the License Termination Date (defined below).

7.3 Existing Licenses. No rights or licenses have been granted that provide any third party any right, title interest or license in and to the IP Assets.

7.4 Restrictions on Rights. Marley will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the IP Assets as a result of the transactions contemplated in this Agreement, or any prior transaction related to the IP Assets.

7.5 Conduct. To the Company’s knowledge, none of the Company or its affiliates or representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the IP Assets or hinder their enforcement.

7.6 Enforcement. The Company has not put a third party on notice of actual or potential infringement of any of the IP Assets or considered enforcement action(s) with respect to any of the IP Assets.

7.7 Fees. All maintenance fees, annuities, and the like due on the IP Assets have been timely paid through the Effective Date.

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7.8 Use of IP Assets. Subject to Section 11 herein, immediately following the full execution of this Agreement, Company shall cease all use of the IP Assets and Publicity Rights and agrees not to issue any press releases that include or make reference to the Publicity Rights or adopt, use, or attempt to register any trademarks, service marks, domain names or social media accounts containing or consisting of the IP Assets, or any terms confusingly similar thereto. In addition, as of the Effective date, the Company represents and warrants that all product packaging, designs and the like using the IP Assets have been destroyed; provided, however, the Company shall continue holding title to and using its packaging and designs without using the IP Assets.

7.9 Validity and Enforceability. To the Company’s knowledge, the IP Assets have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and the Company has not received any notice or information of any kind from any source suggesting that the IP Assets may be invalid or unenforceable.

8. Representations and Warranties of Marley and Dalton. Each of Marley and Dalton represents to the Company and warrants as follows:

8.1 Authority. Each of Marley and Dalton has the right and authority to enter into this Agreement and to carry out their respective obligations hereunder.

8.2 Marley Shares. Marley has good and marketable title to the Marley Shares. The Marley Shares are free and clear of all Encumbrances. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of the Marley Shares and Marley has not received notice of (and Marley is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Marley Shares. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Marley Shares.

8.3 Dalton Shares. Dalton has good and marketable title to the Dalton Shares. The Dalton Shares are free and clear of all Encumbrances. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of the Dalton Shares and Dalton has not received notice of (and Dalton is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Dalton Shares. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Dalton Shares.

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9. Further Assurances; Time. At the reasonable request of the other and without demanding further consideration from the other, each of the Parties agree to execute and deliver such other instruments, including but not limited to the Intellectual Property Assignment attached as Schedule A hereto, and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions under this Agreement, including but not limited to, the transfer of ownership in and to the IP Assets, the Marley Shares and the Dalton Shares, as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using all reasonable best efforts to obtain the same from any third parties, as necessary or desirable for fully perfecting and conveying unto the other, the benefit of the transfer of ownership in and to the IP Assets, the Marley Shares and the Dalton Shares, as contemplated by this Agreement. If, at any time after the Effective Date, Marley finds evidence of use of the IP Assets by the Company on the Company’s packaging and designs for sale or otherwise, he shall have the right and authority to seize such packaging without interference from Company.

10. Effectiveness of Representations and Warranties. The Parties’ representations and warranties contained in this Agreement shall be true and correct, and with the same effect, as though such representations and warranties had been made, on and as of the date that the transactions contemplated by this Agreement are completed.

11. Limited License to Use Name; Disclosure. Marley and Dalton acknowledge that the Company must, and the Company shall, amend its Articles of Incorporation, obtain the approval of the Financial Industry Regulatory Authority, and file preliminary and definitive Information Statements on Securities and Exchange Commission (“SEC”) Schedule 14C or Proxy Statements on Securities and Exchange Commission Schedule 14A (which will take a minimum of 30 days from the filing of a preliminary version of either document with the SEC), obtain a new CUSIP number for its shares of common stock from CUSIP Global Services, and obtain approval from the Depository Trust Company in order to change its name from Stony Hill Corp. to a different name (all such obligations of the Company, the “Name Change Obligations”). The Company shall have a license and continuing right (such license and continuing right, the “License”) to use the names “Stony Hill Corp.” and “Stony Hill” solely for the purposes outlined in this Paragraph 11 until it completes the Name Change Obligations; provided, however, the License shall terminate on the earlier of (i) the date the Company completes the Name Change Obligations and (ii) April 19, 2018 (the “License Termination Date”). For clarity, the License prohibits the Company from, at any time following the effective date of this Agreement, marketing, commercializing, advertising, selling, or otherwise entering into any agreements for the same, any product using the name “Stony Hill Corp.,” “Stony Hill” or any similar or related name The Company acknowledges that time is of the essence with respect to its completion of the Name Change Obligations and shall immediately following the full execution of this Agreement use its best efforts to complete the Name Change Obligations as soon as possible but no later than the License Termination Date. Marley and Dalton, or any person or entity they control, will not market or sell any products using the name “Stony Hill” that are the same or similar as the Company’s products until the License Termination Date.

12. No Liability. This Agreement shall not be construed as an admission of liability by any party.

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13. Warranty Against Assignment. The Parties represent and warrant to each other that they have not and will not encumber, assign or transfer or purport to encumber, assign or transfer, in whole or in part, to any person, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, cost, expense, damage, action or cause of action herein released or settled.

14. Breach and Enforcement. A breach of any of the terms of this Agreement shall entitle the aggrieved party to sue for breach of this Agreement. In the event it is necessary for any party or their authorized representative, successor or assign to institute suit for breach of this Agreement, the prevailing party in such suit or proceeding shall be entitled to recovery of its reasonable costs and attorneys’ fees, in addition to damages and equitable relief arising from the breach.

15. Voluntary Agreement. The Parties have read this Agreement, have had the benefit of counsel and freely and voluntarily enter into this Agreement.

16. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. It is expressly acknowledged and recognized by the parties to this Agreement that there are no oral agreements, understandings or representations between the parties other than those contained in this document, and any such prior agreements are specifically terminated.

17. Amendment and Waiver; Assignment. Neither this Agreement nor any of the provisions herein may be changed, altered, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may not be assigned without the written consent of the parties to this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts by original signature, facsimile or scanned e-mail attachment, all of which together shall constitute one Agreement, and any party hereto may execute this Agreement by executing any such counterpart.

19. Headings. Headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

20. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to choice of law principles. The parties hereto each consent to the jurisdiction of the courts of the state of California, county of Los Angeles and to the federal courts located in the county of Los Angeles, State of California.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STONY HILL CORP.

By:	/s/ John Brady
Name:	John Brady
Title:	Secretary

/s/ Damian Marley
Damian Marley, individually

/s/ Daniel Dalton
Daniel Dalton, individually

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